Exhibit 99.1

Contact:   Michael R. Sand, CEO
    Dean J. Brydon, President & CFO
                  (360) 533-4747
                  www.timberlandbank.com

Timberland Bancorp’s First Fiscal Quarter Net Income Increases 37% Year-Over-Year

•	Quarterly EPS Increased 38% to a record $0.90 from $0.65 One Year Ago
•	Quarterly Return on Average Assets Increased to 1.63%
•	Quarterly Return on Average Equity Increased to 13.63%
•	Quarterly Net Interest Margin Expanded 39 Basis Points to 4.03%
•	Loan Portfolio (Excluding PPP Loans) Increased 20% Year-Over-Year
•	Announces a 5% Increase in the Quarterly Cash Dividend

HOQUIAM, WA – January 23, 2023 – Timberland Bancorp, Inc. (NASDAQ: TSBK) (“Timberland” or “the Company”), the holding company for Timberland Bank (the “Bank”), today reported net income of $7.51 million, or $0.90 per diluted common share, for the quarter ended December 31, 2022.  This compares to net income of $7.05 million, or $0.85 per diluted common share, for the preceding quarter and $5.49 million, or $0.65 per diluted common share, for the comparable quarter one year ago.

Timberland’s Board of Directors announced a $0.01 increase in the quarterly cash dividend to shareholders to $0.23 per share,    payable on February 24, 2023, to shareholders of record on February 10, 2023.

“We are pleased to report strong financial results for our first fiscal quarter including record earnings of $0.90 per diluted common share,” stated Michael Sand, CEO.  “Our results were primarily due to continued robust loan and investment portfolio growth which collaborated with an increasingly beneficial interest rate environment to increase revenue compared to the preceding quarter and the comparable quarter one year ago.  Our decision to build liquidity during the pandemic, while patiently awaiting higher interest rates, has proven beneficial as deploying a portion of that archived liquidity into loans and investments drove the quarter’s key financial metrics sharply higher.  Tangible book value per share (non-GAAP) continued its upward trajectory increasing $0.58 to $25.21 from the $24.63 reported at the end of the prior quarter.”

“Asset quality remains strong with quarter end non-performing assets at 12 basis points of total assets,” added Sand.  “Although loan originations volumes have moderated, net loans receivable increased by more than $40 million for the quarter.  As a result of this loan growth we recorded a provision for loan losses of $525,000 this quarter.”

“The quarter’s 39 basis point expansion in the net interest margin was primarily due to Federal Reserve rate increases and the continued deployment of overnight funds into higher yielding loans and investment securities, which helped increase net income and earnings per share by 6% compared to the preceding quarter,” said Dean Brydon, President and CFO.  “We saw a 2% outflow of deposits during the quarter as deposit retention and acquisition remained competitive.  We anticipate that funding costs will continue to rise over the next couple of quarters as we continue to increase rates to retain rate sensitive deposits.”

In January 2022, Timberland announced that Michael Sand would be retiring at the end of January 2023.  “Mike has been a remarkable leader and a highly effective CEO, and we wish him every happiness in his well-deserved retirement as we continue to build on his legacy,” stated Jon Parker, Chairman of the Board.  “During his tenure, Mike has navigated the Company through a period of significant change, including over the course of the Great Recession and the global pandemic, and he has fostered a culture that continues to differentiate us in the marketplace.”  Sand has been affiliated with Timberland Bank since 1977 and has served as Chief Executive Officer of the Company and the Bank since 2003.  He was responsible for guiding the Bank through a branch acquisition and a whole bank acquisition, contributing to the growth of the Company from $436 million in assets at March 31, 2003, to $1.84 billion in assets at December 31, 2022.  Sand will continue to serve on the Company’s Board of Directors.

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

Earnings and Balance Sheet Highlights (at or for the periods ended December 31, 2022, compared to December 31, 2021, or September 30, 2022):

   Earnings Highlights:
•	Earnings per diluted common share (“EPS”) increased 38% to $0.90 for the current quarter from $0.65 for the comparable quarter one year ago and increased 6% from $0.85 for the preceding quarter;
•	Net income increased 37% to $7.51 million for the current quarter from $5.49 million for the comparable quarter one year ago and increased 6% from $7.05 million for the preceding quarter;
•	Return on average equity (“ROE”) and return on average assets (“ROA”) for the current quarter were 13.63% and 1.63%, respectively;
•	Net interest margin (“NIM”) for the current quarter improved to 4.03% from 2.92% for the comparable quarter one year ago and 3.64% for the preceding quarter; and
•	The efficiency ratio for the current quarter improved to 51.52% from 57.40% for the comparable quarter one year ago and 52.72% for the preceding quarter.

  Balance Sheet Highlights:
•	Total assets increased slightly (less than 1%) year-over-year and decreased 1% from the prior quarter;
•	Net loans receivable (excluding SBA PPP loans) increased 20% year-over-year and 4% from the prior quarter;
•	Net loans receivable (including SBA PPP loans) increased 18% year-over-year and 4% from the prior quarter;
•	Total deposits decreased slightly (less than 1%) year-over-year and decreased 2% from the prior quarter;
•	Non-performing assets to total assets ratio improved to 0.12% from 0.17% one year ago;
•	Total shareholders’ equity increased 6% to $223.55 million from $210.38 million at December 31, 2021; and
•	Book and tangible book (non-GAAP) values per common share increased to $27.16 and $25.21, respectively, at December 31, 2022.

Operating Results

Operating revenue (net interest income before the provision for loan losses plus non-interest income) for the current quarter increased 27% to $20.45 million from $16.14 million for the comparable quarter one year ago and increased 6% from $19.26 million for the preceding quarter. The increase in operating revenue compared to the preceding quarter was primarily due to increased interest income from overnight funds, investment securities, and loans.  The increased interest income in these categories was primarily a result of increased short-term market interest rates and the continued deployment of liquidity into higher-yielding loans and investment securities.

Net interest income increased $5.05 million, or 40%, to $17.74 million for the current quarter from $12.70 million for the comparable quarter one year ago and increased $1.48 million, or 9%, from $16.26 million for the preceding quarter.  The increase in net interest income was primarily due to increased market interest rates and higher average balances in loans and investment securities, which more than offset increased deposit costs and the year-over-year decrease in SBA PPP loan income.  Timberland’s NIM for the current quarter improved to 4.03% from 3.64% for the preceding quarter and 2.92% for the comparable quarter one year ago.  The NIM for the current quarter was increased by approximately three basis points due to the accretion of $28,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $120,000 in pre-payment penalties, non-accrual interest, and late fees.  The NIM for the preceding quarter was increased by approximately three basis points due to the accretion of $28,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $91,000 in pre-payment penalties, non-accrual interest and late fees.  The NIM for the comparable quarter one year ago was increased by approximately four basis points due to the accretion of $57,000 of the fair value discount on loans acquired in the South Sound Acquisition and the collection of $114,000 in pre-payment penalties, non-accrual interest and late fees.

U.S. Small Business Administration (“SBA”) PPP loans contribute to interest income through the 1.00% interest rate earned on outstanding loan balances and also through the accretion of loan origination fees into interest income over the life of each PPP loan.  At December 31, 2022, Timberland had SBA PPP deferred loan origination fees of $25,000 remaining to be accreted into interest income over the remaining life of the loans.  The following table details the interest income recognized from SBA PPP loans:

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

SBA PPP Loan Income ($ in thousands)
	Three Months Ended
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021
Interest income	$2	$3	$71
Loan origination fee accretion	17	10	927
Total SBA PPP loan income	$19	$13	$998

A $525,000 provision for loan losses was recorded for the quarter ended December 31, 2022.  The provision was made primarily due to loan portfolio growth.  A $270,000 provision for loans losses was recorded for the quarter ended September 30, 2022.  No provision for loan losses was made during the quarter ended December 31, 2021.

Non-interest income decreased $291,000, or 10%, to $2.71 million for the current quarter from $3.00 million for the preceding quarter and decreased $737,000, or 21%, from $3.44 million for the comparable quarter one year ago.  The decrease in non-interest income compared to the preceding quarter was primarily due to a $152,000 decrease in gain on sales of loans, a $90,000 decrease in ATM and debit card interchange transaction fees and smaller decreases in several other categories.  The decrease in gain on sales of loans was primarily due to a decrease in the dollar amount of fixed-rate one- to four-family loans originated and sold as demand slowed and a larger portion of single family loan originations were retained in the portfolio rather than being sold.  The decrease in ATM and debit card interchange transaction fees was primarily due to a decrease in the dollar amount of debit card transactions during the current quarter.

Total operating (non-interest) expenses for the current quarter increased $381,000, or 4%, to $10.54 million from $10.15 million for the preceding quarter and increased $1.27 million, or 14%, from $9.26 million for the comparable quarter one year ago.  The increase in operating expenses compared to the preceding quarter was primarily due to a $690,000 increase in salaries and employee benefits and smaller increases in several other expense categories.  These increases were partially offset by a $145,000 decrease in professional fees and smaller decreases in several other expense categories.  The increase in salaries and employee benefits was primarily due to annual salary adjustments (effective October 1st) and hiring additional personnel.  The decrease in professional fees was primarily due to a decrease in legal and consulting fees during the current quarter. The efficiency ratio for the current quarter improved to 51.52% from 52.72% for the preceding quarter and 57.40% for the comparable quarter one year ago.

The provision for income taxes for the current quarter increased $95,000 to $1.88 million from $1.79 million for the preceding quarter, primarily due to higher taxable income.  Timberland’s effective income tax rate was 20.0% for the quarter ended December 31, 2022 compared to 20.2% for the quarter ended September 30, 2022 and 20.2% for the quarter ended December 31, 2021.

Balance Sheet Management

Total assets decreased by $24.96 million, or 1%, during the quarter to $1.84 billion at December 31, 2022 from $1.86 billion at September 30, 2022 and increased by $4.27 million from $1.83 billion one year ago.  The quarter’s decrease was primarily due to a $91.86 million decrease in total cash and cash equivalents, which was partially offset by a $40.13 million increase in net loans receivable and a $26.90 million increase in investment securities and CDs held for investment.

Loans

Net loans receivable increased $40.13 million, or 4%, during the quarter to $1.17 billion at December 31, 2022 from $1.13 billion at September 30, 2022.  This increase was primarily due to a $24.17 million increase in one- to four-family loans, a $16.07 million increase in construction and land development loans, a $5.92 million increase in commercial real estate loans, and smaller increases in several other loan categories. These increases to net loans receivable were partially offset by an $8.93 million increase in the undisbursed portion of construction loans in process.

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

Loan Portfolio
($ in thousands)
	December 31, 2022		September 30, 2022		December 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Mortgage loans:
One- to four-family (a)	$200,285	15%	$176,116	14%	$129,151	12%
Multi-family	96,831	7	95,025	8	84,180	7
Commercial	542,571	42	536,650	43	497,361	44
Construction - custom and
owner/builder	117,592	9	119,240	9	116,267	10
Construction - speculative one-to four-family	11,220	1	12,254	1	18,255	2
Construction - commercial	36,825	3	40,364	3	42,611	4
Construction - multi-family	89,040	7	64,480	5	54,710	5
Construction - land
development	17,015	1	19,280	2	13,680	1
Land	25,872	2	26,854	2	18,568	2
Total mortgage loans	1,137,251	87	1,090,263	87	974,783	87

Consumer loans:
Home equity and second
mortgage	35,967	3	35,187	3	34,375	3
Other	2,482	--	2,128	--	2,462	--
Total consumer loans	38,449	3	37,315	3	36,837	3

Commercial loans:
Commercial business loans	127,085	10	125,039	10	85,006	8
SBA PPP loans	631	--	1,001	--	21,397	2
Total commercial loans	127,716	10	126,040	10	106,403	10
Total loans	1,303,416	100%	1,253,618	100%	1,118,023	100%
Less:
Undisbursed portion of
construction loans in
process	(112,096)		(103,168)		(106,009)
Deferred loan origination
fees	(4,532)		(4,321)		(4,539)
Allowance for loan losses	(14,229)		(13,703)		(13,468)
Total loans receivable, net	$1,172,559		$1,132,426		$994,007
_______________________
(a)	Does not include one- to four-family loans held for sale totaling $0, $748, and $3,700 at December 31, 2022, September 30, 2022, and December 31, 2021, respectively.

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

The following table provides a breakdown of commercial real estate (“CRE”) mortgage loans by collateral type as of December 31, 2022:

CRE Loan Portfolio Breakdown by Collateral ($ in thousands)

Collateral Type	Amount	Percent of CRE Portfolio	Percent of Total Loan Portfolio
Industrial warehouse	$106,850	20%	8%
Medical/dental offices	76,727	14	6
Office buildings	69,131	13	5
Other retail buildings	45,760	8	4
Hotel/motel	31,174	6	2
Restaurants	28,963	5	2
Mini-storage	24,471	5	2
Convenience stores	20,315	4	2
Nursing homes	18,323	3	1
Shopping centers	10,477	2	1
Mobile home parks	10,335	2	1
Churches	7,672	1	1
Additional CRE	92,373	17	7
Total CRE	$542,571	100%	42%

Timberland originated $101.67 million in loans during the quarter ended December 31, 2022, compared to $136.55 million for the preceding quarter and $178.84 million for the comparable quarter one year ago.  Timberland continues to originate fixed-rate one- to four-family mortgage loans, a portion of which are sold into the secondary market for asset-liability management purposes and to generate non-interest income.  During the past three quarters a larger percentage of single-family loan originations were retained in the portfolio rather than being sold due to the increased yield available on such loans.  During the current quarter, fixed-rate one- to four-family mortgage loans totaling $1.16 million were sold compared to $8.06 million for the preceding quarter and $22.56 million for the comparable quarter one year ago.

Timberland’s investment securities and CDs held for investment increased $26.90 million, or 8%, to $358.66 million at December 31, 2022, from $331.75 million at September 30, 2022.  These increases were primarily due to the purchase of additional U.S. government agency securities and mortgage-backed investment securities.

Timberland has continued to deploy overnight funds into loans and investment securities, while maintaining strong liquidity levels.  Liquidity, as measured by the sum of cash and cash equivalents, CDs held for investment, and available for sale investment securities, was 18.9% of total liabilities at December 31, 2022, compared to 23.2% at September 30, 2022, and 39.5% one year ago.

Deposits

Total deposits decreased $31.09 million, or 2%, during the quarter to $1.60 billion at December 31, 2022, from $1.63 billion at September 30, 2022.  The quarter’s decrease consisted of a $35.69 million decrease in non-interest-bearing account balances, an $18.89 million decrease in money market account balances, a $3.71 million decrease in savings account balances and a $3.04 million decrease in NOW checking account balances.  These decreases were partially offset by a $30.24 million increase in certificates of deposit account balances.

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

Deposit Breakdown ($ in thousands)
	December 31, 2022		September 30, 2022		December 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest-bearing demand	$494,370	31%	$530,058	33%	$523,518	33%
NOW checking	444,742	28	447,779	28	459,079	28
Savings	279,514	17	283,219	17	269,423	17
Money market	229,643	14	248,536	15	222,456	14
Certificates of deposit under $250	110,897	7	100,754	6	110,168	7
Certificates of deposit $250 and over	41,924	3	21,830	1	21,987	1
Total deposits	$1,601,090	100%	$1,632,176	100%	$1,606,631	100%

Shareholders’ Equity and Capital Ratios

Total shareholders’ equity increased $4.98 million, or 2%, to $223.55 million at December 31, 2022, from $218.57 million at September 30, 2022.  The increase in shareholders’ equity was primarily due to net income of $7.51 million for the quarter and $397,000 from the exercise of stock options, which was partially offset by the payment of $2.64 million in dividends to shareholders and the repurchase of 10,570 shares of common stock for $348,000 (an average price of $32.88 per share).  Timberland had 218,475 shares available to be repurchased in accordance with the terms of its existing stock repurchase plan at December 31, 2022.

Timberland remains well capitalized with a total risk-based capital ratio of 19.32%, a Tier 1 leverage capital ratio of 11.46%, and a tangible common equity to tangible assets ratio (non-GAAP) of 11.41% at December 31, 2022.

Asset Quality

Timberland’s non-performing assets to total assets ratio was 0.12% at December 31, 2022 and September 30, 2022, an improvement from 0.17% at December 31, 2021.  There were net recoveries of $1,000 for the current quarter, compared to no charge-offs for the preceding quarter and net charge-offs of $1,000 for the comparable quarter one year ago.  Due primarily to loan portfolio growth, a $525,000 provision for loan losses was made for the quarter ended December 31, 2022 and a $270,000 provision for loan losses was made for the quarter ended September 30, 2022.  No provision for loan losses was made during the quarter ended December 31, 2021.

The allowance for loan losses (“ALL”) as a percentage of loans receivable was 1.20% at December 31, 2022, compared to 1.20% at September 30, 2022 and 1.34% one year ago.

The ALL as a percentage of loans receivable is also impacted by the loans acquired in the South Sound Acquisition.  Included in the recorded value of loans acquired in acquisitions are net discounts which may reduce the need for an allowance for loan losses on such loans because they are carried at an amount below their outstanding principal balance.  The initial recorded value of loans acquired in the South Sound Acquisition was $123.62 million and the related fair value discount was $2.08 million, or 1.68% of the loans acquired.  The remaining fair value discount on loans acquired in the South Sound Acquisition was $239,000 at December 31, 2022.  The allowance for loan losses to loans receivable (excluding SBA PPP loan balances and the remaining aggregate balance of the loans acquired in the South Sound Acquisition) was 1.22% (non-GAAP) at December 31, 2022.

The following table details the ALL as a percentage of loans receivable:
	Dec. 31,	Sept. 30,	Dec. 31,
	2022	2022	2021
ALL to loans receivable	1.20%	1.20%	1.34%
ALL to loans receivable (excluding SBA PPP loans) (non-GAAP)	1.20%	1.20%	1.37%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (non-GAAP)	1.22%	1.22%	1.41%

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased $983,000, or 30%, to $2.25 million at December 31, 2022, from $3.24 million one year ago, and increased $157,000, or 7%, from $2.10 million at September 30, 2022.  Non-accrual loans decreased $818,000, or 29%, to $2.04 million at December 31, 2022, from $2.85 million one year ago, and decreased $24,000, or 1%, from $2.06 million at September 30, 2022.

Non-Accrual Loans
($ in thousands)

	December 31, 2022		September 30, 2022		December 31, 2021
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Mortgage loans:
One- to four-family	$383	2	$388	2	$582	3
Commercial	658	2	657	2	675	2
Land	425	2	450	2	676	3
Total mortgage loans	1,466	6	1,495	6	1,933	8

Consumer loans:
Home equity and second
Mortgage	263	3	252	2	456	4
Other	2	1	3	1	5	1
Total consumer loans	265	4	255	3	461	5

Commercial business loans	304	6	309	6	459	7
Total loans	$2,035	16	$2,059	15	$2,853	20

At December 31, 2022 and September 30, 2022, the OREO and other repossessed assets portfolio consisted of two individual land parcels that have been written down to a book value of $0.  OREO and other repossessed assets were $157,000 at December 31, 2021.

OREO and Other Repossessed Assets
($ in thousands)

	December 31, 2022		September 30, 2022		December 31, 2021
	Amount	Quantity	Amount	Quantity	Amount	Quantity
Land	$--	2	$--	2	$157	3
Total	$--	2	$--	2	$157	3

Acquisition of South Sound Bank
On October 1, 2018, the Company completed the acquisition of South Sound Bank, a Washington-state chartered bank, headquartered in Olympia, Washington (“South Sound Acquisition”).  The Company acquired 100% of the outstanding common stock of South Sound Bank, and South Sound Bank was merged into Timberland Bank and the Company.  Pursuant to the terms of the merger agreement, South Sound Bank shareholders received 0.746 of a share of the Company’s common stock and $5.68825 in cash per share of South Sound Bank common stock.  The Company issued 904,826 shares of its common stock (valued at $28,267,000 based on the Company’s closing stock price on September 30, 2018 of $31.24 per share) and paid $6,903,000 in cash in the transaction for total consideration paid of $35,170,000.

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank.  The Bank opened for business in 1915 and primarily serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 23 branches (including its main office in Hoquiam).

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

Disclaimer

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to our financial condition, results of operations, plans, objectives, future performance or business.  Forward-looking statements are not statements of historical fact, are based on certain assumptions and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could." Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to: potential adverse impacts to economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company's business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia's invasion of Ukraine, as well as increasing oil prices and supply chain disruptions, and any governmental or societal responses to novel coronavirus disease 2019 ("COVID-19") pandemic, including the possibility of new COVID-19 variants; credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets which may lead to increased losses and non-performing loans in our loan portfolio may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long-term interest rates, deposit interest rates, our net interest margin and funding sources; uncertainty regarding the future of the London Interbank Offered Rate ("LIBOR"), and the transition away from LIBOR toward new interest rate benchmarks; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and of our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in banking, securities and tax law, in regulatory policies and principles, or the interpretation of regulatory capital or other rules and including changes as a result of COVID-19; our ability to attract and retain deposits; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans in our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; disruptions, security breaches, or other adverse events, failures or interruptions in, or attacks on, our information technology systems or on the third-party vendors who perform several of our critical processing functions; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our business strategies; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common stock; the quality and composition of our securities portfolio and the impact if any adverse changes in the securities markets, including on market liquidity; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board ("FASB"), including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, and other external events on our business; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services and other risks described in our reports filed with or furnished to the Securities and Exchange Commission.

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We do not undertake and specifically disclaim any obligation to publicly update or revise any forward-looking statements included in this press release to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this document might not occur and we caution readers not to place undue reliance on any forward-looking statements. These risks could cause our actual results for fiscal 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's consolidated financial condition and results of operations as well as its stock price performance.

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2022	2022	2021
Interest and dividend income
Loans receivable	$14,457	$13,454	$12,622
Investment securities	2,214	1,476	405
Dividends from mutual funds, FHLB stock and other investments	51	40	27
Interest bearing deposits in banks	2,390	2,048	288
Total interest and dividend income	19,112	17,018	13,342

Interest expense
Deposits	1,369	755	631
Borrowings	--	--	15
Total interest expense	1,369	755	646
Net interest income	17,743	16,263	12,696
Provision for loan losses	525	270	--
Net interest income after provision for loan losses	17,218	15,993	12,696

Non-interest income
Service charges on deposits	947	985	913
ATM and debit card interchange transaction fees	1,251	1,341	1,277
Gain on sales of loans, net	21	173	663
Bank owned life insurance (“BOLI”) net earnings	156	157	154
Valuation recovery on loan servicing rights, net	--	--	119
Recoveries on investment securities, net	3	6	8
Other	327	334	308
Total non-interest income, net	2,705	2,996	3,442

Non-interest expense
Salaries and employee benefits	5,900	5,210	5,171
Premises and equipment	924	934	928
Advertising	195	182	166
OREO and other repossessed assets, net	--	1	(18)
ATM and debit card processing	483	514	464
Postage and courier	121	137	136
State and local taxes	299	308	255
Professional fees	429	574	271
FDIC insurance expense	124	129	128
Loan administration and foreclosure	120	128	104
Data processing and telecommunications	789	739	613
Deposit operations	346	358	299
Amortization of core deposit intangible (“CDI”)	68	79	79
Other, net	737	861	668
Total non-interest expense, net	10,535	10,154	9,264

Income before income taxes	9,388	8,835	6,874
Provision for income taxes	1,881	1,786	1,389
Net income	$7,507	$7,049	$5,485

Net income per common share:
Basic	$0.91	$0.86	$0.66
Diluted	0.90	0.85	0.65

Weighted average common shares outstanding:
Basic	8,232,273	8,243,557	8,356,066
Diluted	8,318,733	8,313,178	8,448,900

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2022	2022	2021
Assets
Cash and due from financial institutions	$31,237	$24,808	$20,539
Interest-bearing deposits in banks	193,659	291,947	537,789
Total cash and cash equivalents	224,896	316,755	558,328

Certificates of deposit (“CDs”) held for investment, at cost	23,392	22,894	24,648
Investment securities:
Held to maturity, at amortized cost	278,585	266,608	114,600
Available for sale, at fair value	55,841	41,415	56,552
Investments in equity securities, at fair value	837	835	946
FHLB stock	2,194	2,194	2,103
Other investments, at cost	3,000	3,000	3,000
Loans held for sale	--	748	3,700

Loans receivable	1,186,788	1,146,129	1,007,475
Less: Allowance for loan losses	(14,229)	(13,703)	(13,468)
Net loans receivable	1,172,559	1,132,426	994,007

Premises and equipment, net	21,703	21,898	22,108
OREO and other repossessed assets, net	--	--	157
BOLI	22,962	22,806	22,346
Accrued interest receivable	5,508	4,483	3,938
Goodwill	15,131	15,131	15,131
CDI	880	948	1,185
Loan servicing rights, net	2,770	3,023	3,524
Operating lease right-of-use assets	1,912	1,980	2,206
Other assets	3,374	3,364	2,796
Total assets	$1,835,544	$1,860,508	$1,831,275

Liabilities and shareholders’ equity
Deposits: Non-interest-bearing demand	$494,370	$530,058	$523,518
Deposits: Interest-bearing	1,106,720	1,102,118	1,083,113
Total deposits	1,601,090	1,632,176	1,606,631

Operating lease liabilities	2,001	2,066	2,285
FHLB borrowings	--	--	5,000
Other liabilities and accrued expenses	8,904	7,697	6,984
Total liabilities	1,611,995	1,641,939	1,620,900

Shareholders’ equity
Common stock, $.01 par value; 50,000,000 shares authorized; 8,231,197 shares issued and outstanding – December 31, 2022 8,221,952 shares issued and outstanding – September 30, 2022 8,348,821 shares issued and outstanding – December 31, 2021	38,878	38,751	42,436
Retained earnings	185,406	180,535	167,897
Accumulated other comprehensive income (loss)	(735)	(717)	42
Total shareholders’ equity	223,549	218,569	210,375
Total liabilities and shareholders’ equity	$1,835,544	$1,860,508	$1,831,275

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Dec. 31,	Sept. 30,	Dec. 31,
	2022	2022	2021
PERFORMANCE RATIOS:
Return on average assets (a)	1.63%	1.51%	1.20%
Return on average equity (a)	13.63%	13.06%	10.55%
Net interest margin (a)	4.03%	3.64%	2.92%
Efficiency ratio	51.52%	52.72%	57.40%

ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,035	$2,059	$2,853
Loans past due 90 days and still accruing	--	--	--
Non-performing investment securities	98	106	140
OREO and other repossessed assets	--	--	157
Total non-performing assets (b)	$2,133	$2,165	$3,150

Non-performing assets to total assets (b)	0.12%	0.12%	0.17%
Net charge-offs (recoveries) during quarter	$(1)	$--	$1
ALL to non-accrual loans,	699.21%	665.52%	472.06%
ALL to loans receivable (c)	1.20%	1.20%	1.34%
ALL to loans receivable (excluding SBA PPP loans) (d) (non-GAAP)	1.20%	1.20%	1.37%
ALL to loans receivable (excluding SBA PPP loans and South Sound Acquisition loans) (d) (e) (non-GAAP)	1.22%	1.22%	1.41%
Troubled debt restructured loans on accrual status (f)	$2,464	$2,472	$2,361

CAPITAL RATIOS:
Tier 1 leverage capital	11.46%	11.03%	10.81%
Tier 1 risk-based capital	18.07%	18.02%	20.24%
Common equity Tier 1 risk-based capital	18.07%	18.02%	20.24%
Total risk-based capital	19.32%	19.45%	21.49%
Tangible common equity to tangible assets (non-GAAP)	11.41%	10.98%	10.69%

BOOK VALUES:
Book value per common share	$27.16	$26.58	$25.20
Tangible book value per common share (g)	25.21	24.63	23.24
________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include PPP loans totaling $631, $1,001 and $21,397 at December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
(e)  Does not include loans acquired in the South Sound Acquisition totaling $16,794, $19,042 and $31,907 at December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
(f)  Does not include troubled debt restructured loans totaling $116, $142 and $177 reported as non-accrual loans December 31, 2022, September 30, 2022 and December 31, 2021, respectively.
(g)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

AVERAGE BALANCES, YIELDS, AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	December 31, 2022		September 30, 2022		December 31, 2021
	Amount	Rate	Amount	Rate	Amount	Rate

Assets
Loans receivable and loans held for sale	$1,164,369	4.97%	$1,122,290	4.80%	$997,358	5.06%
Investment securities and FHLB stock (1)	329,396	2.75	287,841	2.11	162,077	1.07
Interest-earning deposits in banks and CDs	266,439	3.59	376,220	2.18	580,337	0.20
Total interest-earning assets	1,760,204	4.34	1,786,351	3.81	1,739,772	3.07
Other assets	84,806		83,922		83,563
Total assets	$1,845,010		$1,870,273		$1,823,335

Liabilities and Shareholders’ Equity
NOW checking accounts	$439,750	0.45%	$454,161	0.18%	$440,744	0.13%
Money market accounts	239,424	0.53	252,699	0.37	222,945	0.29
Savings accounts	279,832	0.12	284,974	0.08	264,651	0.08
Certificates of deposit accounts	135,467	1.39	122,803	0.80	132,590	0.83
Total interest-bearing deposits	1,094,473	0.50	1,114,637	0.27	1,060,930	0.24
Borrowings	--	--	--	--	5,000	1.20
Total interest-bearing liabilities	1,094,473	0.50	1,114,637	0.27	1,065,930	0.24

Non-interest-bearing demand deposits	519,307		528,706		538,865
Other liabilities	11,002		11,078		10,567
Shareholders’ equity	220,228		215,852		207,973
Total liabilities and shareholders’ equity	$1,845,010		$1,870,273		$1,823,335

Interest rate spread		3.84%		3.54%		2.83%
Net interest margin (2)		4.03%		3.64%		2.92%
Average interest-earning assets to
average interest-bearing liabilities	160.83%		160.26%		163.22%
          _____________________________________
(1) Includes other investments
(2) Net interest margin = annualized net interest income /
     average interest-earning assets

Timberland Fiscal Q1 2023 Earnings
January 23, 2023

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders’ equity less goodwill and CDI.  In addition, tangible assets equal total assets less goodwill and CDI.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP) and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	December 31, 2022	September 30, 2022	December 31, 2021

Shareholders’ equity	$223,549	$218,569	$210,375
Less goodwill and CDI	(16,011)	(16,079)	(16,316)
Tangible common equity	$207,538	$202,490	$194,059

Total assets	$1,835,544	$1,860,508	$1,831,275
Less goodwill and CDI	(16,011)	(16,079)	(16,316)
Tangible assets	$1,819,533	$1,844,429	$1,814,959